Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	President and Chief Operating Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

COMMUNITY NATIONAL BANK—BELLAIRE

HOUSTON, October 1, 2012. Prosperity Bancshares, Inc.® (NYSE: PB), the parent company of Prosperity Bank®, announced the completion of the merger with Community National Bank, Bellaire, Texas. This transaction continues Prosperity’s strategic growth and expansion of the franchise in the greater Houston area.

Community National Bank operates one (1) banking office in Bellaire, Texas, within the Houston Metropolitan Area. Prosperity will now operate fifty-nine (59) banking centers in the Houston area. As of June 30, 2012, Community National Bank reported total assets of $180.6 million, total loans of $68.6 million and total deposits of $162.6 million.

Under the terms of the definitive agreement, Prosperity will issue up to 372,396 shares of Prosperity common stock plus $11.4 million in cash for all outstanding shares of Community National Bank capital stock.

Randy Dobbs, Chief Executive Officer of Community Bank will serve as President – Bellaire Banking Center and will be responsible for the day to day operations of the Bellaire Banking Center. John James, President of Community National Bank will serve as Executive Vice President at the Bellaire Banking Center.

“We are excited about the partnership of our bank with Community National Bank,” commented David Zalman, Chairman and Chief Executive Officer of Prosperity. “The customers of Community National Bank will continue to experience the same level of personalized customer service that they are accustomed to and can take advantage of the fifty-nine (59) banking centers in the greater Houston area.”

“The combination of Community National Bank with Prosperity Bank provides significant value to our shareholders, our customers and our associates.” said Randy Dobbs, Chief Executive Officer of Community National Bank. “Together, our combined organization will be able to offer our customers additional banking products and services while continuing to provide our tradition of true relationship banking.”

“We are excited about the opportunity to become a part of a successful and community driven organization that shares our values and understands the importance of our customers,” said John James, President of Community National Bank.

Community National Bank was advised in this transaction by Commerce Street Capital, LLC as financial advisor. Bracewell & Guiliani LLP was legal counsel to Prosperity.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, recently named “America’s Best Bank” by Forbes, is a $13.9 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates two hundred thirteen (213) full service banking locations; fifty-nine (59) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-five (35) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; thirty-four (34) in the West Texas area including Lubbock, Midland/Odessa and Abilene; and ten (10) in the Bryan/College Station area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2011 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.